EXHIBIT 4.2


                                      NOTE

$500,000.00                                                    November 23, 2004

         FOR VALUE RECEIVED, the undersigned, Highgate House, LLC, a Minnesota limited liability company ("Maker"), promise to pay to the order of Incode Corporation, a Delaware corporation (the "Company"), at its principal office, or at such other place as may be designated in writing by the holders of this Promissory Note ("Note"), the principal sum of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00) (the "Principal Sum"), which Principal Sum shall not accrue any interest, pursuant to the terms of this Note.

         This Note is issued pursuant to and is subject to the terms of the Convertible Debenture Purchase Agreement (the "Purchase Agreement") between Maker and the Company of even date herewith. All defined terms herein not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement. If the Company merges with a subsidiary of BIB Holdings, Ltd., a Nevada corporation ("BIBO"), this Note shall be payable to BIBO immediately and upon the completion of such merger, all references to "Company" herein shall be deemed to refer to BIBO and all references to "Common Stock" shall be deemed to refer to the common stock of BIBO.

         Notwithstanding anything contained herein, in the Debentures, or in the Purchase Agreement to the contrary, the Debenture B shall not accrue interest, shall not be convertible and shall not be subject to repayment by the Company or BIBO, as the case may be, at its maturity, and this Note shall not be due and payable and shall not be deemed part of the "Purchase Price" for purposes of
Section 4.25 of the Purchase Agreement, unless and until:

                  (i) upon the effectiveness of the increase in the authorized common stock of BIBO from 300,000,000 to 2,000,000,000 enumerated on Schedule 14C pursuant to Section 14c-2(b) of the Exchange Act;

                  (ii) upon execution of a security agreement acceptable to the Purchaser and Cornell Capital Partners, LP ("Cornell"), in their sole discretion, pledging the common stock of Veridium Corporation to the Purchaser and Cornell; and

                  (iii) the number of Escrow Shares for the aggregate principal amount of the Debentures then outstanding, Debenture B is at least 150% of the number of shares of Common Stock that would be needed to satisfy full conversion of all of such unconverted Debentures, provided, however, that if subparagraphs (i) and (ii) are satisfied and subparagraph (iIi) is not satisfied, the Company or BIBO, as the case may be, shall increase in accordance with and subject to the provisions of Section 4.14 of the Purchase Agreement the number of Escrow Shares to cover 150% of the number of shares of Common Stock that would be needed to satisfy full conversion of all of such Debentures; provided, further, that, notwithstanding the foregoing, the Debenture B shall not accrue interest, shall not be convertible and shall not be subject to repayment by the Company or BIBO, as the case may be, at its maturity, and this Note shall not be deemed part of the "Purchase Price" for purposes of Section
                  4.25 of the Purchase Agreement, unless and until this Note is paid in full by the Maker or its successors and assigns, provided, further, that seventy five (75) days after the date hereof all references to "150%" in this paragraph shall be "500%"; provided, further, that if a reverse stock split or forward stock split of the common stock of BIBO occurs, "150%" or "500%", as the case may be, in this paragraph shall be "2,000%".

         If this Note has not been paid in full by the Maker to the Company or BIBO, as the case may be, (whether or not it is otherwise then due or payable by its terms) (i) any payments from the Company or BIBO, as the case may be, to the Maker pursuant to Sections 4.19 and 4.31 of the Purchase Agreement will be offset by the principal amount of this Note and (ii) "Debentures" shall specifically refer to Debenture A and Debenture B in Sections 4.19 and 4.31 of the Purchase Agreement.

         Upon payment of this Note in full in cash or by wire transfer of legal tender in the United States, the Escrow Agent shall deliver the Debenture B to Maker and the Fixed Conversion Price with respect to the Debenture B shall be 125% of the Fixed Conversion Price (as defined in Debenture A). Upon the earlier of payment of this Note or automatic expiration of this Note, the Company shall deliver this Note to Maker. Upon automatic expiration of this Note, the Escrow Agent shall return to the Company the Debenture B.

         Notwithstanding anything to the contrary contained herein or in the Purchase Agreement or the other Transaction Documents, this Note and all payments due hereunder shall automatically expire, be of no further force or effect and shall become null and void after two (2) years from the date hereof.

         If this Note becomes due or payable on a Saturday, Sunday or public holiday under the laws of the State of New York, the due date hereof shall be extended to the next succeeding business day.

         This Note may not be modified orally, and shall be governed, construed and interpreted under the internal laws of the State of New York without reference to principles of conflicts or choice of law.

         Any action to enforce the terms of the Note shall be brought exclusively in the state and/or federal courts situated in the County and State of New York. Service of process in any action by the Company to enforce the terms of the Note may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to the Maker at its principal address set forth in the Purchase Agreement.

IN WITNESS WHEREOF, this instrument is executed as of the date first hereinabove set forth.

                                   Highgate House, LLC

                                   By:  HH Advisors, LLC, its managing member

                                   By:  Spencer Investment Group, Inc., its
                                        managing member

                                   By:
                                       --------------------------------
                                   Name:
                                   Title: President

ACCEPTED AND AGREED TO:

Incode Corporation


By:  /S/ Jim Grainer
     -----------------------
     Jim Grainer, President